EXHIBIT 4.4

                              CONSULTANCY AGREEMENT


THIS MANAGEMENT SERVICES AGREEMENT is made as of the 21st day of January, 2000, by and among Chatelin Capital Partners Limited, a company incorporated in England and Wales under number 3755000 the registered office of which is at 2 Serjeants' Inn, London EC4Y 1LT ("CCP") and Global Information Group U.S.A., Inc., a company incorporated under the General Corporation Law of the State of Delaware in the USA, the principal place of business of which is at One Rockefeller Plaza, Suite 1420, New York, NY 10020, USA ("Company").

                              W I T N E S S E T H:

WHEREAS, CCP has arranged for investors to purchase shares of the Company, and, as partial compensation therefor, the Company desires to retain CCP to advise the Company regarding, and to share in the profits resulting from, any potential Take-over, Flotation or IPO (each as defined below) upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and CCP hereby agree as follows:

1. Definitions. Whenever used herein, the following words and phrases shall have the meanings ascribed thereto in this Section 1.

         "Agreement" means this Consultancy Agreement, including any amendments hereof and supplements hereto.

         "Business Day" means any day other than (a) a Saturday or a Sunday or
         (b) a legal holiday in the United States or the United Kingdom.

         "Flotation" means the admission or readmission of all or any of the equity share capital of the Company or the Parent to any internationally recognized stock exchange.

         "Investment Period" means the period commencing on the date hereof and ending on the date of the first to occur of a Flotation and a Third Party Sale.

         "IPO" means a public offering of equity securities by the Company (or its parent) or any other offering of shares of the Company or such parent, which takes place simultaneously with, or which is conditional upon or which follows, a Relevant Transaction.

         "Issue Price" means the price per share at which the securities of the Company or the Parent are offered to the public pursuant to an IPO.

         "Relevant Transaction" means a Flotation or a Take-over or a merger of the Company with or into a company which is already listed on a Recognized Stock Exchange.

         "Services" shall have the meaning assigned to such term in Section 3 hereof.

         "Shareholders Agreement" means the Share Purchase and Shareholders Agreement, dated January 14, 2000, among the Company, CCP, Jolec Trading Limited, Anthony Mohr, Koenig Invest AG and Newick Developments Limited as amended by a supplemental agreement dated January 20, 2000.

         "Third Party Sale" means the sale on arm's length terms of all of the outstanding capital stock of the Company to any person other than any of the parties to the Shareholders Agreement or any of their affiliates.

2. Appointment. The Company hereby engages CCP, and CCP hereby agrees under the terms and conditions set forth herein, to provide certain services to the Company as described in Section 3 hereof.

3. Duties of CCP. During the term of this Agreement, CCP shall provide the Company with management services and advice with respect to any Take-over, Flotation or IPO (collectively, the "Services"). The Services shall be provided at such times and places as may reasonably be agreed between CCP and the Company.

4. Term. The Agreement shall be effective for the duration of the Investment Period.

5. Power of CCP. So that it may properly perform its duties hereunder, CCP shall, subject to Section 10 hereof, have the authority and power to perform tasks necessary and proper to carry out the duties set forth in
         Section 3. CCP shall not have the power to enter into agreements or establish contractual obligations with third parties without the prior written consent of the Company's Chief Executive Officer.

6. Compensation. As consideration payable to CCP for providing the Services to the Company, the Company shall pay the following fees to
         CCP:

7. In the event of an IPO, a fee of two and a half percent (2.5%) of the aggregate total gross proceeds to the Company from such IPO, payable in cash by wire transfer of funds within three Business Days of such IPO.

8. In the event of a Relevant Transaction, a fee of two and a half percent (2.5%) of the valuation of the Company for the purposes of such Relevant Transaction (which valuation shall, in the case of disagreement, be confirmed by the Company's auditors), payable in cash by wire transfer of funds within three Business Days of the closing of such Relevant Transaction.

         (c) The arrangement fees of US$ 7,500 pursuant to clause 12.3.1 of the Shareholders Agreement payable under the terms of that clause.

         (d) The arrangement fees of US$ 30,000 pursuant to clause 12.3.2 of the Shareholders Agreement payable under the terms of that clause.

         In addition to such fees payable by the Company to CCP, all reasonable expenses incurred by CCP in the performance of the Services hereunder, and approved by the Company, shall be borne by the Company.

9. Options. For the avoidance of doubt, the Company has agreed to grant to CCP the IPO Options and the Take-over Options pursuant to the Shareholders Agreement.

10. Indemnification. In the event that CCP or any of its directors, officers and employees (collectively, the "Indemnified Parties") becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in or contemplated by this Agreement, or in connection with its Services, the Company shall indemnify and hold harmless the Indemnified Parties from and against any actual or threatened claims, lawsuits, actions or liabilities (including out-of-pocket expenses and the fees and expenses of counsel and other litigation costs and the cost of any preparation or investigation) of any kind or nature ("Losses"), arising as a result of or in connection with this Agreement and its Services, activities and decisions hereunder, except that the Company shall not be obligated to so indemnify any Indemnified Party if, and to the extent that, such claims, lawsuits, actions or liabilities against such Indemnified Party directly result from the gross negligence or willful misconduct of such Indemnified Party as admitted in any settlement by such Indemnified Party or held in any final, non-appealable judicial or administrative decision. The indemnity obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Indemnified Party, as the case may be, of CCP and any such affiliate and shall be binding upon and inure to the benefit of any successors and assigns of the Company, CCP and any such Indemnified Party. The provisions of this Section 9 shall survive the termination of this Agreement.

11. Independent Contractors. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. CCP shall be an independent contractor pursuant to this Agreement. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

12. Notices. Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given.


13.      If to the Company, to it at:

             One Rockefeller Plaza,
             Suite 1420,
             New York,
             NY 10020,
             USA
             Attention: Mr. A.E. Mohr


14.      If to CCP, to it at

             Koningin Emmakade 199
             2518 JP The Hague
             The Netherlands
             Attention:  Mr Ph.L. van Wijngaarden

15. Liability. CCP is not and never shall be liable to any creditor of the Company and the Company agrees to indemnify and hold each Indemnified Party harmless from and against any and all Losses arising as a result of any claims of alleged creditors of the Company incurred or sustained by any Indemnified Party in connection with any action, suit or proceeding to which it may be made a party by any alleged creditor of the Company. Notwithstanding anything contained in this Agreement to the contrary, the Company agrees and acknowledges that CCP and its directors, officers and employees intend to engage and participate in acquisitions and business transactions outside of the scope of the relationship created by this Agreement and they shall not be under any obligation whatsoever to make such acquisitions, business transactions or other opportunities through the Company or offer such acquisitions, business transactions or other opportunities to the Company. The foregoing provisions shall not supersede any obligation of a party hereto to provide indemnification to another party hereto pursuant to any other agreement among such parties, or to release such indemnifying party from any indemnification obligation pursuant to such other agreement.

16. Amendment. Any amendment to this Agreement requires the approval of CCP and the Company.

17. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by either party hereto, except that CCP may assign its rights and obligations hereunder to any of its affiliates. Any attempted transfer or assignment in violation of this Section 14 shall be void.

18. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, oral and written, among the parties hereto with respect to the subject matter hereof. All of the rights and obligations of the Company hereunder shall be the joint and several rights and obligations and liabilities of the Company and its subsidiaries.

19. Section Headings. The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

21. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, regardless of the law that might be applied under principles of conflicts of law.

22. Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.


IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.


                                     CHATELIN CAPITAL PARTNERS LIMITED

                                     By: /s/Philip van Wijngaarden
                                         --------------------------------------
                                            Name:  Philip van Wijngaarden
                                            Title: Managing Director




                                      GLOBAL INFORMATION GROUP U.S.A., INC.

                                      By: /s/Anthony E. Mohr
                                          -------------------------------------
                                             Name:  Anthony E. Mohr
                                             Title: CEO/President